 EXHIBIT 4

Clinton Group Announces Availability of Definitive Proxy Materials for Stillwater Mining Co. Annual Meeting and Website Launch

NEW YORK, March 27, 2013 /PRNewswire/ -- Clinton Group, Inc. ("Clinton") announced today that its definitive proxy materials for the Stillwater Mining Company (NYSE: SWC) ("Stillwater") annual meeting are available. The meeting is scheduled for May 2, 2013.

Clinton has also launched a website to communicate its views to other Stillwater Mining stockholders at http://www.TapStillwater.com.

Clinton's definitive proxy statement will be mailed to stockholders shortly and can be accessed free of charge either at the www.TapStillwater.com website or from the website maintained by the Securities and Exchange Commission, www.sec.gov. In addition, Stillwater stockholders can request copies of the definitive proxy statement and accompanying proxy card from Okapi Partners LLC, Clinton's proxy solicitor, by calling (212) 297-0720 or Toll-Free at (855) 305-0857.

"We are pleased to be able to provide a detailed description of the many problems we perceive with the Board's past decisions at Stillwater," said Gregory P. Taxin, Managing Director of Clinton. "Fortunately, as stockholders, we do not need to accept this pattern of feckless decision making and consequent stock underperformance. We believe we have a prescription for change that will help create stockholder value for many years to come. We encourage all stockholders to consider our materials and nominees and to vote with us."

About Clinton Group, Inc.

Clinton Group, Inc. is a Registered Investment Advisor based in New York City. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON") AND JOHN DEMICHIEI, CHARLES R. ENGLES, SETH E. GARDNER, MICHAEL MCMULLEN, MICHAEL MCNAMARA, PATRICE E. MERRIN, BRIAN SCHWEITZER AND GREGORY P. TAXIN (TOGETHER WITH CLINTON, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF STILLWATER MINING COMPANY (THE "COMPANY") FOR USE AT THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON  SCHEDULE 14A FILED BY CLINTON WITH THE SEC ON MARCH 26, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: Connie Laux, +1-212-825-0400